EXHIBIT 99.1

Exponent Reports Third Quarter of Fiscal Year 2019 Financial Results

MENLO PARK, Calif., Oct. 17, 2019 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the third quarter of fiscal year 2019 ended September 27, 2019.

“Exponent reported high-single digit net revenue growth during the third quarter, representing continued execution on positive market trends, while lapping the large human factors study that concluded during the third quarter of 2018” commented Dr. Catherine Corrigan, President and Chief Executive Officer. “We continue to leverage our reputation for reactive services in the United States to build our brand internationally and in proactive services.  We experienced demand from a broader set of industries involving energy storage and battery technologies, continued our integrity management assessments related to the utilities industry, and saw our international arbitration work expand geographically. Our human factors and product studies continue to provide unique insights into the operability, usability and safety of human-machine systems across a diverse set of focus areas.”

“Our interdisciplinary teams of experts are earning Exponent international recognition as a top engineering and scientific consulting firm.  For large capital projects, we are uniquely positioned to provide experts from multiple engineering disciplines, as well as construction delay and damages. For clients who must meet health and safety regulations as they distribute products globally, our scientific and regulatory expertise in North America, Europe and Asia are invaluable.  Exponent is capitalizing on long-term trends and we are confident in the future growth of the business,” continued Dr. Corrigan.

Third Quarter Financial Results

Total revenues in the third quarter of 2019 grew 7% to $101.5 million, as compared to $95.3 million in the same quarter of 2018. Revenues before reimbursements increased 8% to $95.5 million as compared to $88.7 million in the same period one year ago.

Net income increased to $19.6 million, or $0.36 per diluted share, in the third quarter of 2019, as compared to $17.5 million, or $0.32 per diluted share, in the same period of 2018. The tax benefit for the classification of tax adjustments associated with share-based awards realized in the third quarter of 2019 was $1.7 million as compared to $0.1 million in the same period last year.  EBITDA1 increased to $26.0 million, as compared to $24.8 million in the third quarter of 2018.

Year to Date Financial Results

For the first nine months of 2019, total revenues increased 7% to $307.1 million, as compared to $287.4 million in the same period of 2018. Revenues before reimbursements increased 7% to $289.2 million, as compared to $269.4 million in the same period one year ago.

Net income was $63.3 million, or $1.17 per diluted share, in the first nine months of 2019, as compared to $56.2 million, or $1.04 per diluted share, in the same period of 2018. The tax benefit for the classification of tax adjustments associated with share-based awards realized in the first nine months of 2019 was $7.4 million as compared to $4.2 million in the same period last year.

Inclusive of the tax benefit, Exponent’s consolidated tax rate was 18.1% in the first nine months of 2019, as compared to 21.2% for the same period last year.

EBITDA1 in the first nine months of 2019 increased to $79.4 million, as compared to $74.3 million in the same period one year ago.

Year to date, Exponent distributed $25.2 million in dividends and closed the period with $210 million in cash, cash equivalents and short-term investments.

In a separate press release today, Exponent announced a $0.16 quarterly dividend payment and reiterated its intent to continue to pay quarterly dividends.

Business Overview

Exponent’s engineering and other scientific segment represented approximately 81% of the Company’s third quarter and year to date net revenues. Net revenues in this segment grew approximately 8% in the third quarter and in the first nine months, as compared to last year. For the third quarter, this segment had noteworthy performances in its human factors, materials sciences, polymer sciences, thermal sciences, biomedical, and construction practices. Clients continue to demand Exponent’s interdisciplinary solutions for increasingly sophisticated systems and devices. We are engaged to help improve the safety and reliability of new and existing technologies throughout the product life cycle, for a breadth of industries that includes consumer products, energy, transportation, construction and life sciences.

Exponent’s environmental and health segment represented approximately 19% of the Company’s third quarter and year to date net revenues. Net revenues in this segment grew 6% in the third quarter and 4% year to date as compared to last year. Within this segment, the chemical regulation and food safety practice continued to grow as Exponent’s scientists evaluated the effects of chemicals and new products on human health and the environment.

Business Outlook

“We continue to expect revenues before reimbursements for the full year 2019 to grow in the high-single digits, as compared to last year. We expect fourth quarter revenue growth in the low- to mid- teens, which includes the impact of an additional week in the fourth quarter of 2019. Due to our strong performance year-to-date and expectations for continued positive momentum, we are increasing our EBITDA1 margin guidance for the full year 2019. We now expect EBITDA1 margin for the full year to be down approximately 25 basis points from the 27.3% achieved in 2018. This includes EBITDA1 margin declining 25 to 75 basis points in the fourth quarter, as compared to the same period a year ago,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer.

“For over 50 years, Exponent has focused on being ready to address our clients’ impending technological challenges.  By leveraging our leadership position in failure analysis, our industry experience and the constant influx of the best and brightest talent from top universities, we position ourselves ahead of the curve.  We are prepared to advise our clients on the causes of failures as well as how to produce safer, healthier, sustainable and more reliable products and processes.  These market drivers combined with Exponent’s world-class team will fuel long-term growth,” concluded Dr. Corrigan.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, October 17, 2019, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (800) 289-0438 or (323) 794-2423. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (888) 2031112 or (719) 457-0820 and entering passcode 9820091#.

Footnotes

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of the measures to GAAP is set forth below.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's inter-disciplinary organization of scientists, physicians, engineers, and business consultants draws from more than 90 technical disciplines to solve the most pressing and complicated challenges facing stakeholders today. The firm leverages over 50 years of experience in analyzing accidents and failures to advise clients as they innovate their technologically complex products and processes, ensure the safety and health of their users, and address the challenges of sustainability.

Exponent may be reached at (888) 656EXPO, info@exponent.com, or www.exponent.com.

Forward Looking Statements

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. When used in this document and in the documents incorporated herein by reference, the words “intend,” "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

Source: Exponent, Inc.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended September 27, 2019 and September 28, 2018
(unaudited)
(in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2019	2018	2019	2018

Revenues
Revenues before reimbursements	$95,506	$88,714	$289,170	$269,370
Reimbursements	6,042	6,588	17,915	18,010

Revenues	101,548	95,302	307,085	287,380

Operating expenses
Compensation and related expenses	58,526	55,639	185,616	168,676
Other operating expenses	8,345	7,826	24,448	22,857
Reimbursable expenses	6,042	6,588	17,915	18,010
General and administrative expenses	5,451	4,655	15,345	13,167

	78,364	74,708	243,324	222,710

Operating income	23,184	20,594	63,761	64,670

Other income (expense), net
Interest income, net	915	740	2,894	1,813
Miscellaneous income, net	1,112	2,655	10,729	4,875
	2,027	3,395	13,623	6,688

Income before income taxes	25,211	23,989	77,384	71,358

Income taxes	5,578	6,536	14,045	15,140

Net income	$19,633	$17,453	$63,339	$56,218

Net income per share:
Basic	$0.37	$0.33	$1.20	$1.06
Diluted	$0.36	$0.32	$1.17	$1.04

Shares used in per share computations:
Basic	52,802	53,032	52,694	52,928
Diluted	54,002	54,302	53,906	54,181

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
September 27, 2019 and December 28, 2018
(unaudited)
(in thousands)

	September 27,	December 28,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$132,843	$127,059
Short-term investments	77,125	81,495
Accounts receivable, net	128,333	105,814
Prepaid expenses and other assets	13,231	12,244
Total current assets	351,532	326,612
Property, equipment and leasehold improvements, net	57,909	46,103
Operating lease right-of-use asset	23,715	-
Goodwill	8,607	8,607
Other assets	101,319	87,614
	$543,082	$468,936

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$15,117	$12,283
Accrued payroll and employee benefits	69,552	76,855
Deferred revenues	8,900	9,166
Operating lease liability	6,056	-
Total current liabilities	99,625	98,304
Other liabilities	67,601	55,256
Deferred rent	-	1,467
Operating lease liability	18,577	-
Total liabilities	185,803	155,027

Stockholders' equity:
Common stock	66	66
Additional paid-in capital	242,756	227,283
Accumulated other comprehensive loss	(3,137)	(2,853)
Retained earnings	374,033	342,024
Treasury stock, at cost	(256,439)	(252,611)
Total stockholders' equity	357,279	313,909
	$543,082	$468,936

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended September 27, 2019 and September 28, 2018
(unaudited)
(in thousands)

	Quarter Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2019	2018	2019	2018

Net Income	$19,633	$17,453	$63,339	$56,218

Add back (subtract):

Income taxes	5,578	6,536	14,045	15,140
Interest income, net	(915)	(740)	(2,894)	(1,813)
Depreciation and amortization	1,672	1,561	4,904	4,710

EBITDA (1)	25,968	24,810	79,394	74,255

Stock-based compensation	3,844	3,572	13,585	13,605

EBITDAS (1)	$29,812	$28,382	$92,979	$87,860

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.